Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Photon Dynamics	Guerrant Associates
	Richard Okumoto, Chief Financial Officer	Laura Guerrant
	(408) 360-3561	(808) 882-1467
	investor@photondynamics.com	lguerrant@guerrantir.com

Photon Dynamics Reports Third Quarter Results for Fiscal 2004

SAN JOSE, Calif., July 21, 2004 — Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the third quarter of fiscal year 2004 ended June 30, 2004.

Revenue for the third quarter of fiscal 2004 was $38.5 million, a sequential increase of 45 percent from the $26.5 million reported in the second quarter and a year-over-year increase of 114 percent compared to the $18.0 million reported for the same quarter a year ago.

Net income for the current quarter including results of discontinued operations was $5.2 million, or $0.30 per diluted share, compared to net income for the prior quarter of $1.1 million, or $0.07 per diluted share, and compared to net loss of $9.0 million, or $0.56 loss per diluted share, for the same quarter a year ago.

Revenue for the first nine months of fiscal 2004 was $89.4 million, a year-over-year increase of 94 percent compared with $46.2 million for the first nine months of fiscal 2003. Net income for the first nine months of fiscal 2004 including results of discontinued operations was $7.3 million, or $0.42 per diluted share, compared to a net loss of $57.0 million, or $3.55 loss per diluted share, for the first nine months of fiscal 2003.

5970 Optical Court, San Jose, CA 95138	PHONE 408 226 9900	FAX 408 226 9910

The third quarter 2004 results included a one-time charge of $210,000 due to in-process R&D in connection with the acquisition of assets of the company’s laser subassembly supplier, Quantum Composers, Inc. Income from continuing operations for the third quarter of fiscal 2004 was $5.4 million or $0.32 per diluted share, as compared to $2.4 million or $0.14 per diluted share for the second quarter of fiscal 2004, and a loss of $3.4 million, or $0.21 loss per diluted share for the third quarter of fiscal 2003.

Bookings for the third quarter of fiscal 2004 were $46.2 million, and the company posted backlog of $92.8 million at the end of the third quarter of fiscal 2004. The company noted that bookings and backlog are not necessarily indicative of future revenue and that historically bookings have fluctuated on a quarter-to-quarter basis. This trend may continue in the future.

Cash, cash equivalents and short-term investments at June 30, 2004 were $87 million, as compared to $116 million at September 30, 2003. The decrease in cash was primarily due to meeting working capital requirements.

“We are pleased not only with our financial results for the quarter, but with our continued leadership in yield management solutions for the flat panel display market,” noted Jeff Hawthorne, president and chief executive officer. “Revenues for the quarter were at the high end of our expectations, and strength in our array test product offerings is evidenced by customer acceptance of our new Generation 6 array test equipment. Our trend of strong bookings in this and the prior quarters reflect the continued success in our product offerings.”

Hawthorne noted that the recently completed acquisition of assets from Quantum Composers is a continuation of the company’s strategy to consolidate core technology and reduce product costs, including through vertical acquisitions. “Our acquisition of the intellectual property, engineering staff and physical assets from Quantum Composers strengthens our repair market strategy, which is an area of future potential growth for us.”

Hawthorne added, “Our confidence in the long-term growth prospects of the LCD market continues to be high.”

Highlights for the Third Quarter

•	Photon completed its acquisition of assets from Quantum Composers, a privately-held laser subassembly supplier. The asset purchase adds to Photon’s core technology and positions the company to strengthen its repair product strategy.

•	The company received acceptance of its new Generation 6 array test equipment.

•	The company reported a 45 percent sequential increase in revenue for the third quarter of fiscal 2004 and a year-over-year increase of 114 percent.

•	Photon further strengthened its management team with the appointment of Mark Merrill to Vice President of Marketing. Mr. Merrill, a 15 year veteran in the semiconductor capital equipment industry, was most recently the chief marketing officer of KLA-Tencor, a leading semiconductor equipment manufacturer, and has extensive knowledge and expertise in the flat panel display market.

Company Projections for Fiscal Year 2004 Fourth Quarter

The company estimates revenue for the fourth quarter of fiscal 2004 to be between $43 and $47 million, and net income per share to be between $0.33 and $0.40.

Earnings Conference Call

The company will host a quarterly conference call on July 21, 2004 at 4:30 pm EDT. To access the conference call in the U.S. or Canada, dial (800) 310-6649. For all international calls, dial (719) 457-2693. Both numbers will use confirmation code 513605.

A digital replay will be available on Photon Dynamics’ website at www.photondynamics.com under ‘presentation/conference call’ in the ‘investors’ section of the website two hours after the conclusion of the conference until such time as Photon Dynamics issues a press release announcing its fourth quarter fiscal 2004 financial results.

A replay will also be available by phone call two hours after the conclusion of the conference from July 21 to August 4, 2004. You may access the telephone replay by dialing

(719) 457-0820 or (888) 203-1112 and entering confirmation code 513605.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release relating to Photon Dynamics’ estimated financial results for the fourth quarter of fiscal 2004 and confidence in the long-term growth prospects of the LCD flat panel display market are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics and its customers expect, and therefore that could lead Photon Dynamics’ customers to reduce investments in Photon Dynamics’ products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics’ products. As a result, Photon Dynamics’ actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “ Factors Affecting Operating Results” in Photon Dynamics’ Quarterly Report on Form 10-Q as filed on May 14, 2004 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Photon Dynamics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	September 30, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$86,895	$116,469
Accounts receivable, net	42,366	10,402
Inventories	28,759	9,887
Other current assets	5,294	6,449

Total current assets	163,314	143,207
Land, property and equipment, net	20,153	12,298
Other assets	4,244	3,002
Intangible assets	4,028	2,894
Goodwill	153	518

Total assets	$191,892	$161,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,379	$4,239
Other current liabilities	12,633	10,605
Deferred gross margin	3,113	2,739

Total current liabilities	35,125	17,583
Other liabilities	1,512	193
Shareholders’ equity:
Common stock	283,779	279,417
Accumulated deficit	(128,617)	(135,872)
Accumulated other comprehensive income	93	598

Total shareholders’ equity	155,255	144,143

Total liabilities and shareholders’ equity	$191,892	$161,919

Photon Dynamics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Revenue	$38,452	$17,996	$89,429	$46,216
Cost of revenue	20,711	11,789	48,306	31,267

Gross margin	17,741	6,207	41,123	14,949
Operating expenses:
Research and development	8,031	6,313	19,985	16,219
Selling, general and administrative	4,594	3,176	13,158	10,020
Goodwill impairment charge	—	—	665	—
Impairment of purchased intangible assets	—	—	2,089	—
Impairment of fixed assets	—	—	234	—
Acquired in-process research and development	210	625	210	2,474
Amortization of intangible assets	155	408	416	1,035

Total operating expenses	12,990	10,522	36,757	29,748

Income (loss) from operations	4,751	(4,315)	4,366	(14,799)
Interest income and other, net	808	955	4,943	2,496

Income (loss) from continuing operations before taxes	5,559	(3,360)	9,309	(12,303)
Income taxes	134	3	560	51

Income (loss) from continuing operations	5,425	(3,363)	8,749	(12,354)
Loss from discontinued operations	(265)	(5,607)	(1,494)	(44,647)

Net Income (loss)	$5,160	$(8,970)	$7,255	$(57,001)

Net income (loss) per share from continuing operations:
Basic	$0.33	$(0.21)	$0.53	$(0.77)

Diluted	$0.32	$(0.21)	$0.51	$(0.77)

Net (loss) from discontinued operations, net of tax:
Basic	$(0.02)	$(0.35)	$(0.09)	$(2.78)

Diluted	$(0.02)	$(0.35)	$(0.09)	$(2.78)

Net Income (loss) per share:
Basic	$0.31	$(0.56)	$0.44	$(3.55)

Diluted	$0.30	$(0.56)	$0.42	$(3.55)

Weighted average number of shares:
Basic	16,663	16,003	16,565	16,036
Diluted	17,071	16,003	17,141	16,036